Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, par value US$0.00001 per share, of XCHG Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of November 19, 2024.

Beijing Foreign Economic and Trade Development Guidance Fund L.P.

By:	/s/ Yuan Yuan
Name:	Yuan Yuan
Title:	Officer

Beijing Liuhe Fund Management Co., Ltd.

By:	/s/ Yuchen Du
Name:	Yuchen Du
Title:	Executive Director

Beijing Agricultural Investment Co., Ltd.

By:	/s/ Xu Wang
Name:	Xu Wang
Title:	Chairman of the Board

Beijing Capital Group Co., Ltd.

By:	/s/ Yongzheng Liu
Name:	Yongzheng Liu
Title:	Chairman of the Board